Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-169689) of our report dated March 8, 2010, except with respect to the disclosures under the heading “Liquidity” in Note 1, as to which the date is March 11, 2011, relating to the consolidated financial statements which appear in Threshold Pharmaceuticals, Inc.’s prospectus supplement dated March 11, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, CA

March 11, 2011